 “APPLIED GENETICS, S.A. DE C.V.”

ORDINARY SHAREHOLDERS MEETING

On January 3rd, 2012 at 10:00 hours in the city of Monterrey, Nuevo Leon, Mexico at the office address of the company named “Applied Genetics, S.A. de C.V.”, shareholders met in order to have a Shareholders Meeting to which they have been previously called in person by the company’s administration, while the company commissioner is present and Mr. Felipe A. Villanueva Zavala acts as a guest.

By unanimous approval of the attendees to this meeting, Mr. Sergio Ivan Gonzalez Gonzalez has assumed the Chair and Mr. Jesus Mejia Saldaña the role of Secretary.

The Chairman has named Mr. Antonino Milici as Teller, who proceeded to count and certify that all shareholders were present and accountable for representing the whole stock amounts which together form the capital of the company in accordance with the following attendance sheet:

Shareholders:	Share:	Value:
	Series “A”
Mr. Sergio Ivan Gonzalez Gonzalez	25	$12,500.00
Mr. Jesus Mejia Saldaña	25	$12,500.00
GeneThera Inc.	50	$25,000.00
Total:	100	$50,000.00

In accordance with the Teller’s certification, the meeting’s chairman manifested that due to the complete representation of the entire shares of the company, this act may be validly celebrated in lieu of this meeting without requiring the prior publication of the respective notice, according to the Mexican General Law of Mercantile Society (art. 188).

With the following order of business, the chairman declared the assembly legally installed and submitted the following to the consideration of those present:

Agenda:

1.- Admittance of a new shareholder.

2.- Stock transfer authorization on behalf of two of the existing company shareholders.

3.- Designation of the Meeting’s Special Delegate in order to formalize all newly adopted agreements.

The meeting’s chairman manifested to the company shareholders the need to analyze, discuss and in such case approve the issues mentioned on the agenda.

After receiving the case explanation and arguments, and once the proposals were studied in depth, the shareholders unanimously approved the following:

Agreements:

1.- Mr. Felipe A. Villanueva Zavala is accepted as a new shareholding partner whom, as he is present, accepts becoming one.

2.- The sale of 50 (fifty) shares proposed by Mr. Sergio Ivan Gonzalez Gonzalez and Mr. Jesus Mejia Saldaña is accepted and authorized. Mr. Sergio Ivan Gonzalez Gonzalez sells 25 (twenty five) shares to GeneThera, Inc.  Mr. Jesus Mejia Saldaña sells 15 (fifteen) shares to GeneThera, Inc. and another 10 (ten) shares to Mr. Felipe A. Villanueva Zavala, the partnership’s new shareholder whom, as he is present as a guest, accepts stated shares; denying the existing shareholders their corresponding right to preference.

Due to this previously accorded transmission of shares, the new shareholder participation of the company as of this effective date will be as follows:

Shareholders:	Shares:	Value:
	Series “A”
GeneThera Inc.	90	$45,000.00
Felipe A. Villanueva Zavala	10	$5,000.00
Total:	100	$50,000.00

Make all due adjustments to the articles of incorporation.

3.- Mr. Sergio Ivan Gonzalez Gonzalez is designated as the Meeting’s Special Delegate, who will duly notarize before an official Notary Public, all present and future adopted agreements as such considered by his personal judgment; solicit registration of the resulting legal deeds at the Commercial Public Registry; and in general solicit whatever is required to accomplish any legal formalization in the case he deems it necessary.

At this moment, the meeting’s chairman held a brief hiatus to the effect that the secretary authority completed this respective agreement. Upon completion, the reinstated assembly unanimously approved stated agreement after its official reading.

Not withholding any further issues to attend, this meeting was terminated at 11:00 hours of this effective date, having already written and officially concluded this present agreement which was officially read to everyone present and unanimously approved.

____________________ Mr. Sergio Ivan Gonzalez Gonzalez Chairman	____________________ Mr. Jesus Mejia Saldaña Secretary

____________________ Mr. Antonino Milici Teller	____________________ C.P. Angel Mario Villarreal Morales Commissioner

____________________

Felipe A. Villanueva Zavala

Guest

ATTENDANCE SHEET:

FOR THE OFFICIAL ORDINARY SHAREHOLDERS MEETING OF APPLIED GENETICS, S.A. DE C.V. CELEBRATED ON THE 3RD DAY OF JANUARY 2012, AT THE COMPANY OFFICES IN THE CITY OF MONTERREY, NUEVO LEON, MEXICO.

SHAREHOLDER	SHARES	SIGNATURE
Mr. Sergio Ivan Gonzalez Gonzalez	25
Mr. Jesus Mejia Saldaña	25
GeneThera, Inc.. Represented by: Mr. Antonino Milici	50
TOTAL:	100

TELLER’S RULING:

I the undersigned designated Teller of APPLIED GENETICS, S.A. de C.V. Ordinary Shareholders Meeting celebrated on this effective date; having already analyzed the previously shown attendance sheet and the respective capital shares of the company, do hereby certify that all shareholders and/or their official representatives which comprise the entire 100% of the company’s capital shares are present.

January 3rd, 2012 at Monterrey, Nuevo Leon, Mexico

____________________

Mr. Antonino Milici

Teller